Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-204449) on Form S-8 of Kearny Financial Corp., of our report dated June 20, 2025, with respect to the statements of net assets available for benefits of Kearny Bank Employees’ Savings Plan as of December 31, 2024 and 2023, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 annual report on Form 11-K of Kearny Bank Employees’ Savings Plan.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 20, 2025